Kraton Performance Polymers, Inc. Announces Second Quarter 2013 Results

HOUSTON, July 31, 2013 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended June 30, 2013.

2013 SECOND QUARTER FINANCIAL OVERVIEW

  Sales volume was 77.5 kilotons, up 0.3% compared to 77.2 kilotons in the second quarter 2012
  Sales revenue was $334.5 million, down $41.2 million compared to $375.8 million in the second quarter 2012. Decreases in global product sales prices associated with lower average raw material costs accounts for $37.2 million of the revenue decline and changes in foreign currency exchange rates accounted for $2.9 million of the revenue decline.
  Adjusted EBITDA was $29.7 million, compared to $45.0 million in the second quarter 2012. The period-over-period decline of $15.4 million reflects a $16.3 million negative impact associated with the spread between FIFO and estimated current replacement cost ("ECRC"). Net of the impact of this spread, Adjusted EBITDA at ECRC was $32.0 million, compared to $31.0 million in the second quarter 2012.
  Net income attributable to Kraton was $3.8 million or $0.12 per diluted share, compared to $12.4 million or $0.38 per diluted share in the second quarter 2012
  Adjusted earnings per diluted share were $0.15, compared to $0.46 in the second quarter 2012. Additionally, the spread between the FIFO basis of accounting and the ECRC basis decreased earnings per diluted share by $0.08 in the second quarter 2013 and increased earnings per diluted share by $0.32 in the second quarter 2012. Furthermore, the impact of our ability to use net operating loss carryforwards to offset taxes amounted to $0.09 per diluted share during the second quarter 2013 and $0.01 per diluted share during the second quarter 2012.
  Cash provided by operating activities was $16.3 million in the second quarter 2013, compared to $12.7 million in the second quarter 2012.

"Our second quarter 2013 sales volume of 77.5 kilotons was essentially unchanged in comparison to the second quarter 2012, and was below our expectations, principally due to a slower than anticipated start to the paving and roofing season in May following weather related delays in April. Although we continue to see pockets of softness, sales momentum in general accelerated towards the end of the quarter. Moreover, our Advanced Materials end use saw a 3% year-on-year increase in sales volume, which served to offset modest sales volume decreases in our Adhesives, Sealants & Coatings and CariflexTM end use markets," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "During the second quarter we continued to focus on expanding sales of our Cariflex products and on accelerating sales of our HSBC-based innovation grades. During the quarter we achieved the second commercial application of our NEXARTM membrane technology in an Energy Recovery Ventilation application and we saw continued growth of sales in oilfield applications as well as opportunities to expand market penetration of our polymer grades for highly-modified asphalt, particularly in developing economies. For the twelve months ended June 30, 2013 our Vitality Index remained at 14%," added Fogarty. "With respect to the raw material environment, we expect worldwide pricing for butadiene to drop sharply in August, following declines in July. Given the magnitude of the anticipated decline, we currently expect the third quarter 2013 spread between inventory valuation on a FIFO basis and estimated current replacement cost will be approximately $25 million."

	Three months ended June 30,		Six months ended June 30,
(US $ in thousands, except per share amounts)	2013	2012	2013	2012
Revenues	$ 334,543	$ 375,756	$ 674,650	$ 784,069
Adjusted EBITDA(1)	$ 29,663	$ 45,014	$ 58,340	$ 87,975
Adjusted EBITDA at ECRC (1)	$ 31,967	$ 31,048	$ 61,151	$ 70,637
Net income attributable to Kraton	$ 3,829	$ 12,407	$ 81	$ 28,760
Earnings per diluted share	$ 0.12	$ 0.38	$ 0.00	$ 0.89
Adjusted earnings per diluted share(1)	$ 0.15	$ 0.46	$ 0.22	$ 0.95
Net cash provided by (used in) operating activities	$ 16,325	$ 12,662	$ (4,449)	$ 68,738

(1)

A reconciliation of net income attributable to Kraton and earnings per diluted share to adjusted EBITDA, adjusted EBITDA at ECRC and adjusted earnings per diluted share, each of which is a non-GAAP financial measure, is included in the accompanying financial tables.

2Q 2013 VERSUS 2Q 2012 RESULTS
Sales revenue was $334.5 million in the second quarter 2013, down $41.2 million compared to $375.8 million in the second quarter 2012. The decrease was largely due to a reduction in global product sales prices associated with lower average raw material costs, which accounted for $37.2 million of the revenue decrease, and the negative effect of changes in foreign currency exchange rates of $2.9 million. Sales volumes were 77.5 kilotons for the three months ended June 30, 2013 compared to 77.2 kilotons for the three months ended June 30, 2012, an increase of 0.3%.

Adjusted EBITDA in the second quarter 2013 was $29.7 million, compared to $45.0 million in the second quarter 2012. The period-over-period decline of $15.4 million reflects a $16.3 million negative impact associated with the spread between FIFO and ECRC. Net of the impact of this spread, Adjusted EBITDA at ECRC was $32.0 million, compared to $31.0 million in the second quarter 2012.

Our effective tax rate was 18.5% and 20.9% for the three months ended June 30, 2013 and 2012, respectively. In the second quarter of 2013, we decreased the valuation allowance associated with our deferred tax assets by $3.1 million, commensurate with the utilization of net operating losses.

Second quarter 2013 net income attributable to Kraton was $3.8 million or $0.12 per diluted share, compared to the second quarter 2012 net income of $12.4 million or $0.38 per diluted share. The second quarter 2013 net income included charges of approximately $1.1 million, net of tax, or $0.03 per diluted share related to restructuring and other costs, and $2.5 million, net of tax, or $0.08 per diluted share associated with the spread between the FIFO basis of accounting and the ECRC basis. The second quarter 2012 net income included charges of approximately $2.6 million, net of tax, or $0.08 per diluted share associated with storm related charges and restructuring and other charges, and a benefit of $10.5 million, net of tax, or $0.32 per diluted share related to the spread between the FIFO basis of accounting and the ECRC basis. The impact of our ability to use net operating loss carryforwards to offset taxes amounted to $0.09 per diluted share during the second quarter 2013 and $0.01 per diluted share during the second quarter 2012.

During the second quarter of 2013, net cash provided by operating activities was $16.3 million compared to $12.7 million in the second quarter of 2012. Net capital expenditures in the second quarter 2013 were $21.5 million compared to $14.2 million in the second quarter 2012.

End Use Market Information

CariflexTM
Sales revenue decreased $0.6 million or 1.9% to $29.2 million for the three months ended June 30, 2013 from $29.8 million for the three months ended June 30, 2012. Excluding the $1.5 million negative impact from changes in foreign currency exchange rates, sales revenue would have increased $0.9 million or 3.0%. Although overall sales volumes decreased slightly compared to the second quarter of 2012, sales of innovation grades increased, particularly in isoprene rubber latex applications.

Advanced Materials
Sales revenue decreased $11.1 million or 10.8% to $91.1 million for the three months ended June 30, 2013 from $102.2 million for the three months ended June 30, 2012. Excluding the $1.0 million negative impact from changes in foreign currency exchange rates, sales revenue would have declined $10.0 million or 9.8%. The decline in sales revenue was driven by lower average selling prices, which reflect the lower average cost of raw materials, primarily butadiene. The revenue decrease associated with lower average raw material costs more than offset the revenue contribution associated with a 3.4% increase in sales volumes. With respect to innovation sales volumes, we experienced growth in personal care and consumer applications, partially offset by lower sales volumes into wire and cable and automotive and industrial applications.

Adhesives, Sealants and Coatings
Sales revenue decreased $8.8 million or 6.5% to $126.0 million for the three months ended June 30, 2013 from $134.8 million for the three months ended June 30, 2012. Excluding the $0.9 million negative impact from changes in foreign currency exchange rates, sales revenue would have decreased $7.9 million or 5.9%. The decline in sales revenue was primarily due to lower average selling prices associated with lower average raw material costs, primarily butadiene and isoprene, and a 1.1% decrease in sales volumes. The decline in sales volumes was largely attributable to pressure sensitive adhesive and elastic nonwoven applications in Europe and the timing of sales into lubricant additive applications.

Paving and Roofing
Sales revenue decreased $20.8 million or 19.2% to $87.8 million for the three months ended June 30, 2013 from $108.6 million for the three months ended June 30, 2012. Excluding a $0.4 million benefit associated with changes in foreign currency exchange rates, sales revenue would have been down $21.2 million or 19.5%. The decrease in sales revenue reflects lower average selling prices resulting from lower average raw material costs, primarily butadiene, as sales volumes were essentially unchanged. Innovation sales volumes increased on higher sales of roofing innovation grades in Europe and North America and to a lesser extent, increased sales of paving innovation grades in Europe.

RECENT DEVELOPMENTS

Raw Material Volatility – Based upon current trends for raw material prices, we currently anticipate that our results will reflect a negative spread between FIFO and ECRC of approximately $25.0 million in the third quarter of 2013, compared to a negative spread of $37.6 million in the third quarter of 2012. This expectation is based on numerous complex and interrelated assumptions with respect to monomer costs and ending inventory levels in the third quarter and the actual results may be significantly different based on third quarter results.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC, Gross Profit at ECRC and Adjusted Net Income (or earnings per share). A table included in this earnings release reconciles each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

We consider these non-GAAP financial measures important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. Further, management uses these measures to evaluate operating performance, and our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA and Adjusted EBITDA at ECRC performance, along with other factors.

These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; EBITDA calculations under the terms of our debt agreements may vary from EBITDA presented herein, and our presentation of EBITDA herein is not for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements; and other companies in our industry may calculate EBITDA differently from how we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. As an analytical tool, Adjusted EBITDA at ECRC is subject to all the limitations applicable to EBITDA, as well as the following limitations: due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with GAAP; and Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our credit agreement. Because of these and other limitations, EBITDA, Adjusted EBITDA and ECRC Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Net Income should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, August 1, 2013 at 9:00 a.m. (Eastern Time) to discuss second quarter 2013 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in #: 888-989-5214. International dial-in #: 517-308-9285.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on August 1, 2013 through 11:00 p.m. Eastern Time on August 15, 2013. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 888-566-0465 and International callers dial 203-369-3049.

ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding raw material price environment, butadiene prices; expectations regarding future spreads between FIFO and ECRC; the anticipated costs, capital structure of, and prospects for our joint venture with FPCC.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; declines in raw material costs; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our investment in the joint venture with FPCC; and other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

(Logo: http://photos.prnewswire.com/prnh/20100728/DA42514LOGO)

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Sales revenue	$ 334,543	$ 375,756	$ 674,650	$ 784,069
Cost of goods sold	274,682	302,276	554,878	635,070
Gross profit	59,861	73,480	119,772	148,999
Operating expenses:
Research and development	8,446	7,996	16,359	15,556
Selling, general and administrative	25,004	26,313	51,118	52,776
Depreciation and amortization	15,741	15,885	30,839	31,734
Total operating expenses	49,191	50,194	98,316	100,066
Earnings of unconsolidated joint venture	121	163	255	300
Interest expense, net	5,909	7,773	19,207	14,472
Income before income taxes	4,882	15,676	2,504	34,761
Income tax expense	905	3,269	2,351	6,001
Consolidated net income	3,977	12,407	153	28,760
Net income attributable to noncontrolling interest	148	0	72	0
Net income attributable to Kraton	$ 3,829	$ 12,407	$ 81	$ 28,760
Earnings per common share:
Basic	$ 0.12	$ 0.38	$ 0.00	$ 0.89
Diluted	$ 0.12	$ 0.38	$ 0.00	$ 0.89
Weighted average commons shares outstanding:
Basic	32,073	31,930	32,068	31,919
Diluted	32,378	32,172	32,391	32,209

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

	June 30, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$ 88,669	$ 223,166
Receivables, net of allowances of $502 and $401	163,681	124,635
Inventories of products	336,622	340,323
Inventories of materials and supplies	10,730	10,331
Deferred income taxes	8,117	7,869
Other current assets	27,439	28,363

Total current assets	635,258	734,687
Property, plant and equipment, less accumulated depreciation of $330,881 and $311,779	387,883	381,205
Intangible assets, less accumulated amortization of $73,546 and $68,531	60,222	63,393
Investment in unconsolidated joint venture	13,231	13,582
Debt issuance costs	10,257	10,846
Deferred income taxes	344	79
Other long-term assets	25,339	25,397

Total assets	$ 1,132,534	$ 1,229,189

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$ 0	$ 15,074
Accounts payable-trade	97,468	99,167
Other payables and accruals	39,132	50,978
Deferred income taxes	464	513
Due to related party	21,165	16,080

Total current liabilities	158,229	181,812
Long-term debt, net of current portion	351,066	432,943
Deferred income taxes	21,101	22,273
Other long-term liabilities	102,529	99,946

Total liabilities	632,925	736,974

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	0	0
Common stock, $0.01 par value; 500,000 shares authorized; 32,528 shares issued and outstanding at June 30, 2013; 32,277 shares issued and outstanding at December 31, 2012	325	323
Additional paid in capital	359,795	354,957
Retained earnings	171,526	171,445
Accumulated other comprehensive loss	(47,144)	(34,510)

Total Kraton stockholders' equity	484,502	492,215
Noncontrolling interest	15,107	0
Total equity	499,609	492,215

Total liabilities and equity	$ 1,132,534	$ 1,229,189

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Six months ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$ 153	$ 28,760
Adjustments to reconcile consolidated net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,839	31,734
Amortization of debt premium	(76)	0
Amortization of debt issuance costs	6,304	1,451
(Gain) loss on property, plant and equipment	(115)	415
Earnings from unconsolidated joint venture, net of dividends received	167	100
Deferred income tax benefit	(1,531)	(502)
Share-based compensation	4,530	3,737
Decrease (increase) in:
Accounts receivable	(42,338)	(44,466)
Inventories of products, materials and supplies	(1,224)	7,154
Other assets	(1,818)	(848)
Increase (decrease) in:
Accounts payable-trade	(1,836)	24,763
Other payables and accruals	(8,880)	(1,004)
Other long-term liabilities	3,188	622
Due to related party	8,188	16,822

Net cash provided by (used in) operating activities	(4,449)	68,738

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(34,742)	(22,548)
Purchase of software	(1,945)	(2,109)
Settlement of net investment hedge	(2,225)	2,854

Net cash used in investing activities	(38,912)	(21,803)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	40,000	101,250
Repayments of debt	(136,875)	(3,750)
Capital lease payments	(950)	0
Contribution from noncontrolling interest	15,174	0
Proceeds from the exercise of stock options	310	260
Debt issuance costs	(4,794)	(2,728)

Net cash provided by (used in) financing activities	(87,135)	95,032

Effect of exchange rate differences on cash	(4,001)	(2,584)

Net increase (decrease) in cash and cash equivalents	(134,497)	139,383
Cash and cash equivalents, beginning of period	223,166	88,579

Cash and cash equivalents, end of period	$ 88,669	$ 227,962

Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$ 5,463	$ 10,913
Cash paid during the period for interest, net of capitalized interest	$ 13,170	$ 11,050
Capitalized interest	$ 1,940	$ 1,131
Supplemental non-cash disclosures:
Capital accruals	$ 5,298	$ 2,842
Capital lease liability included in accounts payable	$ 1,950	$ 0

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) (Unaudited)

	Three months ended June 30, 2013		Three months ended June 30, 2012
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net income attributable to Kraton and earnings per diluted share	$ 3,829	$ 0.12	$ 12,407	$ 0.38
Restructuring and other charges(c)	1,124	0.03	749	0.02
Storm related charges(e)	0	0.00	1,831	0.06

Adjusted net income and adjusted earnings per diluted share	$ 4,953	$ 0.15	$ 14,987	$ 0.46

	Six months ended June 30, 2013		Six months ended June 30, 2012
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net income attributable to Kraton and earnings per diluted share	$ 81	$ 0.00	$ 28,760	$ 0.89
Settlement gain(a)	0	0.00	(6,909)	(0.21)
Property tax dispute(b)	0	0.00	6,211	0.19
Restructuring and other charges(c)	1,260	0.04	789	0.02
Debt offering(d)	0	0.00	126	0.00
Storm related charges(e)	0	0.00	1,831	0.06
Settlement of interest rate swap(f)	697	0.02	0	0.00
Write-off of debt issuance cost(g)	5,023	0.16	0	0.00

Adjusted net income and adjusted earnings per diluted share	$ 7,061	$ 0.22	$ 30,808	$ 0.95

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects a charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general and administrative expenses.

(c)

Includes charges related to the evaluation of acquisition transactions and severance expense, which are recorded in selling, general and administrative expenses in 2013 and primarily in cost of goods sold in 2012.

(d)	Includes costs related to the public offering of our senior notes, which are recorded in selling, general and administrative expenses.
(e)	Reflects the storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(f)	Reflects interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.
(g)	Reflects interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net income attributable to Kraton	$ 3,829	$ 12,407	$ 81	$ 28,760
Net income attributable to noncontrolling interest	148	---	72	---

Consolidated net income	3,977	12,407	153	28,760
Add:
Interest expense, net	5,909	7,773	19,207	14,472
Income tax expense	905	3,269	2,351	6,001
Depreciation and amortization expenses	15,741	15,885	30,839	31,734

EBITDA	$ 26,532	39,334	$ 52,550	80,967

Add (deduct):
Settlement gain (a)	---	---	---	(6,819)
Property tax dispute (b)	---	---	---	6,211
Storm related charges (c)	---	2,817	---	2,817
Restructuring and other charges (d)	1,124	1,006	1,260	1,062
Non-cash compensation expense	2,007	1,857	4,530	3,737

Adjusted EBITDA	29,663	45,014	58,340	87,975
Add (deduct):
Spread between FIFO and ECRC	2,304	(13,966)	2,811	(17,338)

Adjusted EBITDA at ECRC	$ 31,967	$ 31,048	$ 61,151	$ 70,637

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects a charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general, and administrative expenses.

(c)	Reflects the storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(d)

Includes charges related to the evaluation of acquisition transactions, severance expenses and fees associated with the public offering of our senior notes, which are recorded in selling, general and administrative expenses in 2013 and primarily in cost of goods sold in 2012.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF GROSS PROFIT TO GROSS PROFIT AT ECRC (In Thousands) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Gross profit	$ 59,861	$ 73,480	$ 119,772	$ 148,999
Add (deduct):
Spread between FIFO and ECRC	2,304	(13,966)	2,811	(17,338)
Gross profit at ECRC	$ 62,165	$ 59,514	$ 122,583	$ 131,661